Exhibit 23.2

NOTICE REGARDING LACK OF CONSENT OF ARTHUR ANDERSEN LLP

     Section 11(a) of the Securities Act of 1933 (the “Securities Act”) provides that any person acquiring a security pursuant to a registration statement may assert a claim against every accountant who has with its consent been named as having prepared or certified any part of the registration statement, or as having prepared or certified any report or valuation that is used in connection with the registration statement, if that part of the registration statement at the time it becomes effective contains an untrue statement of a material fact, or omits a material fact required to be stated therein or necessary to make the statements therein not misleading (unless it is proved that at the time of such acquisition such person knew of such untruth or omission).

     The Form 10-K to which this notice is filed as an exhibit is incorporated by reference into the Registration Statement on Form S-8 (File No. 333-46768) (the “Registration Statement”) filed by EDEN Bioscience Corporation (the “Company”) with the Securities and Exchange Commission (the “SEC”) on September 27, 2000, and, for purposes of determining any liability under the Securities Act, the Registration Statement into which this Form 10-K is incorporated by reference is deemed to be a new registration statement.

     On May 8, 2002, upon recommendation of the Audit Committee of the Company’s Board of Directors, the Company’s Board of Directors dismissed Arthur Anderson LLP (“Arthur Andersen”) as its independent public accountants and engaged KPMG LLP (“KPMG”) to serve as its independent public accountants for the year ended December 31, 2002. For additional information, see the Company’s Current Report on Form 8-K filed with the SEC on May 14, 2002. After reasonable efforts, the Company has been unable to obtain Arthur Andersen’s written consent to the incorporation by reference into the Registration Statement of Arthur Andersen’s audit report with respect to the Company’s consolidated financial statements as of December 31, 2001 and 2000, and for the years then ended. Under these circumstances, Rule 437a under the Securities Act permits the Company to file this Form 10-K without a written consent from Arthur Andersen. As a result, however, the Company believes that you would be unable to assert a claim against Arthur Andersen under Section 11(a) of the Securities Act for any purchases of the Company’s securities pursuant to the Registration Statement made on or after the date of this Form 10-K.